Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1, of our report dated April 7, 2023, of SRM Entertainment, Inc. relating to the audit of the financial statements for the period from inception (April 22, 2022) to December 31, 2022, and for the period then ended, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

Houston, TX

July 6, 2023